QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.09

FACE OF GLOBAL SECURITY

        FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THIS SECURITY IS ISSUED WITH AN INDETERMINATE AMOUNT OF ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE DATE IS JUNE 22, 2004. THE HOLDER OF THIS SECURITY MAY OBTAIN THE PROJECTED PAYMENT SCHEDULE, COMPARABLE YIELD AND YIELD TO MATURITY FOR THE PURPOSES OF ACCRUING ORIGINAL ISSUE DISCOUNT BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: INVESTOR RELATIONS, CHIRON CORPORATION, 4560 HORTON STREET, EMERYVILLE, CALIFORNIA 94608-2916.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

        THIS SECURITY AND ANY COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

        THE HOLDER OF THIS SECURITY SHALL BE DEEMED TO HAVE AGREED FOR THE BENEFIT OF CHIRON CORPORATION THAT THIS SECURITY AND ANY COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (3) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

        THIS SECURITY, ANY SHARES OF COMMON STOCK ISSUABLE UPON ITS CONVERSION AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON RESALES AND OTHER TRANSFERS OF THIS SECURITY AND ANY SUCH SHARES TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS SECURITY AND SUCH SHARES SHALL BE DEEMED BY THE ACCEPTANCE OF THIS SECURITY AND ANY SUCH SHARES TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.

2

Chiron Corporation

2 3/4% Convertible Debentures due 2034

No. 1	CUSIP: 170040 AH2
Issue Date: June 22, 2004

        Chiron Corporation, a Delaware corporation, promises to pay to Cede & Co. or registered assigns, the principal amount of Three Hundred Eighty Five Million Dollars (U.S. $385,000,000) on June 30, 2034.

Interest Payment Dates:	June 30 and December 30
Record Dates:	June 15 and December 15

        This Security is convertible as specified on the other side of this Security.

        Additional provisions of this Security are set forth on the other side of this Security.

Dated: June 22, 2004	CHIRON CORPORATION
	By:	/s/ JOEL R. JUNG Title: Joel R. Jung, Vice President and Treasurer

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION,

as Trustee, certifies that this is one
of the Securities referred to in the
within-mentioned Indenture.

By	/s/ PAULA OSWALD, VICE PRESIDENT Authorized Signatory

Dated: June 22, 2004

REVERSE OF GLOBAL SECURITY

2 3/4% Convertible Debentures due 2034

        1.    Interest.

        Chiron Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on June 30 and December 30 of each year. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from June 22, 2004. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The record date for the payment of interest to Holders will be the close of business on June 15 and December 15 of each year (whether or not a Business Day); provided, that interest payable at Stated Maturity or upon redemption or repurchase will be payable to the Person to whom the principal amount is payable. Interest on Securities converted after a record date but prior to the corresponding interest payment date will be paid to the Holder of the Securities on the record date, but upon conversion the Holder must pay the Company the interest which has accrued and will be paid on such interest payment date. No such payment need be made with respect to Securities that will be redeemed after a record date and prior to the corresponding interest payment date or with respect to a conversion pursuant to Paragraph 8(h) herein.

        If any interest payment or the Purchase Price, Redemption Price, Change in Control Purchase Price, Make Whole Premium or principal amount, as applicable, of a Security or any portion of such interest payment, Purchase Price, Redemption Price, Change in Control Purchase Price, Make Whole Premium or principal amount, as applicable, is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 2.75% per annum, compounded semi-annually, which interest shall accrue from the date of such overdue amount was originally due to the date of payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand and shall be based on a 360-day year comprised of twelve 30-day months.

        Upward Interest Adjustment.    If the average of the Closing Sale Prices (as defined below) is less than or equal to 70% of the Conversion Price of this Security for any 20 out of the last 30 trading days (as defined in the Indenture) ending on the third trading day prior to any Purchase Date, then the interest rate on this Security will be subject to an upward adjustment for the subsequent six-month period as set forth herein (an "Upward Interest Adjustment"). If there is a change in the Conversion Price during any applicable 30 trading day period, such average will be computed based on the daily ratio of the Closing Sale Price to the Conversion Price on each such day.

        Once an Upward Interest Adjustment is in effect for the six-month period immediately following a Purchase Date, the Upward Interest Adjustment will remain in effect for each subsequent six-month period until the next Purchase Date (or, in the case of an Upward Interest Adjustment in effect for the six-month period immediately following the June 30, 2029 Purchase Date, until the Stated Maturity) if the average of the Closing Sale Prices is less than or equal to 70% of the Conversion Price of the Securities for 20 out of the last 30 trading days ending on the third trading day preceding the June 30 or December 30 on which such six-month period begins (computed as described above). If the average of the Closing Sale Prices is greater than 70% of the Conversion Price of the Securities for 20 out of the last 30 trading days ending on the third trading day preceding any June 30 or December 30 (computed as described above), then no Upward Interest Adjustment will be in effect, and the interest rate on the Securities will revert back to the rate per annum shown above, for the subsequent six-month period, although the interest rate for subsequent six-month periods until the next Purchase Date may be adjusted upwards if the average of the Closing Sale Prices of the Common Stock is less than or equal to 70% of the Conversion Price of the Securities for 20 out of the last 30 trading days ending on the third trading day preceding the June 30 or December 30 on which such six-month period begins. If the average of the Closing Sale Prices is greater than 70% of the Conversion Price of the Securities for 20 out of the last 30 trading days ending on the third trading day preceding any Purchase Date, then the interest rate on the Securities will not be subject to a possible upward interest adjustment until the next Purchase Date.

        If an Upward Interest Adjustment is in effect for a particular six-month period, the Company shall pay interest on the principal amount of the Securities at a rate per annum equal to the Reset Rate (as defined below).

        The "Reset Rate" for any six-month period, as determined by the Reset Rate Agent (as defined below), will be equal to the rate (the "Reference Fixed Rate") that would, in the sole judgment of the Reset Rate Agent, result in a trading price of par with a hypothetical issue of senior, non-convertible, fixed rate debt securities of the Company with:

          (i) a final maturity equal to the term from the Purchase Date on which the Reset Rate is determined until the next Purchase Date (or the Stated Maturity, if the Purchase Date is the June 30, 2029 Purchase Date);

          (ii) an aggregate principal amount equal to the then outstanding aggregate principal amount of the Securities; and

          (iii) provisions that are, insofar as would be practicable for an issue of senior, non-convertible, fixed-rate debt securities with no restrictive covenants, substantially identical to those of the Securities.

        In no case, however, will the Reset Rate ever be greater than 12% per annum without the prior written consent of the Company. Also, if the Reset Rate Agent determines in its sole judgment that there is no suitable Reference Fixed Rate, the Reset Rate shall be the Reset Rate most recently determined (except if there are no Reset Rate most recently determined, in which case the Reset Rate shall be a rate reasonably determined by the Reset Rate Agent to reflect current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent determines that there is a suitable Reference Fixed Rate, at which time the Reset Rate Agent shall determine a new Reset Rate.

        "Conversion Price" means, as of any date, the principal amount of this Security divided by the applicable Conversion Rate.

        The "Closing Sale Price" of the Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported on the National Association of Securities Dealers Automated Quotation System or, if the shares of Common Stock are not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the shares of Common Stock are then traded. In the absence of such quotations, the Company will be entitled to determine the Closing Sale Price on the basis of such quotations as the Company considers appropriate.

        The Company and the Trustee agree that Morgan Stanley & Co. Incorporated will act as the Reset Rate Agent unless and until removed as provided below. If requested by the Company, the Reset Rate Agent shall seek a Fixed Reference Rate from one other nationally recognized investment bank engaged by the Company for such purpose. The determination of any applicable Reset Rate shall be made by the Reset Rate Agent by averaging the Fixed Reference Rate obtained by the Reset Rate Agent and the Fixed Reference Rate provided by such other investment bank. If a Fixed Reference Rate cannot reasonably be obtained from one other nationally recognized investment bank or if the Company chooses not to engage such other investment bank, then the Fixed Reference Rate determined by Morgan Stanley & Co. Incorporated shall be used. The determination of any applicable

Reset Rate by the Reset Rate Agent will be conclusive and binding upon the Reset Rate Agent, the Company, the Trustee and the holders of the Securities, in the absence of manifest error.

        The Reset Rate Agent may be removed at any time with or without cause by the Company giving at thirty (30) days' written notice to the Reset Rate Agent. The Reset Rate Agent may resign at any time upon giving at least thirty (30) days' written notice to the Company. A successor Reset Rate Agent, if any, will be appointed by the Company.

        In the event of any Upward Interest Adjustment, the Company will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on the Company's website or through such other public medium as the Company may use at that time.

        2.    Method of Payment.

        By no later than 10:00 a.m. (New York City time) on the date on which any principal of or interest on any Security is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. Subject to the terms and conditions of the Indenture and except as provided above in the case of interest payments, the Company will make payments in cash at Stated Maturity and in respect of Redemption Prices, Purchase Prices and Change in Control Purchase Prices and in shares of Common Stock or other consideration in respect of any Make Whole Premium to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by wire transfers of immediately available funds or, at the Company's option, by check payable in such money.

        3.    Paying Agent, Conversion Agent and Registrar.

        Initially, the Trustee will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

        4.    Indenture.

        This Security is one of a series issued under an Indenture dated as of June 22, 2004 (the "Indenture"), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the "TIA"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

        The Securities are general unsecured obligations of the Company limited to $385,000,000 aggregate principal amount. The Indenture does not limit other Indebtedness of the Company, secured or unsecured.

        5.    Redemption at the Option of the Company.

        No sinking fund is provided for the Securities. Subject to the terms and conditions of this Indenture, the Securities are redeemable at the option of the Company in whole or in part, at any time or from time to time on, or after July 5, 2010 for cash at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, up to the Redemption Date (the "Redemption Price").

        6.    Notice of Redemption.

        Notice of redemption pursuant to Paragraph 5 of this Security will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. If money sufficient to pay the Redemption Price of all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest ceases to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of principal amount may be redeemed in part but only in integral multiples of $1,000 of principal amount.

        7.    Purchase By the Company at the Option of the Holder.

        (a)   Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, all or any portion of the Securities held by such Holder on June 30, 2010, June 30, 2014, June 30, 2019, June 30, 2024 and June 30, 2029 or the next Business Day following such dates to the extent such dates are not Business Days in integral multiples of $1,000 for cash at a Purchase Price equal to 100% of the principal amount plus accrued and unpaid interest, if any, up to the Purchase Date. To exercise such right, a Holder shall deliver to the Company a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on the last day prior to such Purchase Date, and shall deliver the Securities to the Paying Agent as set forth in the Indenture.

        (b)   At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to offer to purchase the Securities held by such Holder within 30 days (which purchase shall occur 45 days after the date of such offer) after the occurrence of a Change in Control of the Company for a Change in Control Purchase Price equal to 100% of the principal amount plus accrued and unpaid interest, if any, up to the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash, plus a Make Whole Premium, if any, payable in Common Stock (or certain other consideration) determined as described in Article XI of the Indenture.

        (c)   Holders have the right to withdraw any Purchase Notice delivered pursuant to Paragraph 7(a) above or Change in Control Purchase Notice delivered pursuant to Paragraph 7(b), as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture. If cash, shares of Common Stock or other consideration, as the case may be, sufficient to pay the Purchase Price or Change in Control Purchase Price (including a Make Whole Premium, if any), as the case may be, of all Securities or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Business Day following the Purchase Date or the Change in Control Purchase Date and other interest ceases to accrue on such Securities (or portions thereof) immediately after such Purchase Date or Change in Control Purchase Date, then the Holder thereof shall have no other rights as such other than the right to receive the Purchase Price or Change in Control Purchase Price (including a Make Whole Premium, if any) upon surrender of such Security.

        8.    Conversion.

        (a)   The initial Conversion Rate is 14.9254 shares of Common Stock per $1,000 principal amount, subject to adjustment in certain events described in the Indenture. A Holder that surrenders Securities for conversion will receive cash and, if applicable, shares of Common Stock in accordance with the provisions of Section 10.21 of the Indenture.

        (b)   A Holder may surrender for conversion a Security or portion of a Security during any Conversion Period if the Closing Sale Price for at least 20 trading days in the 30 trading day period ending on the first day of such Conversion Period is more than 120% of the Conversion Price per share of Common Stock on the first day of the Conversion Period as determined by the Conversion Agent. A "Conversion Period" will be the period from and including the eleventh trading day in a fiscal quarter to but not including the eleventh trading day in the immediately following fiscal quarter.

        (c)   A Holder may also surrender for conversion a Security or portion of a Security which has been called for redemption pursuant to Paragraph 5 hereof during the period beginning with the Business Day on which the Company delivers a notice of redemption to the Trustee pursuant to Section 3.1 of the Indenture and ending on the close of business on the Business Day immediately prior to the Redemption Date. A Security or portion of a Security in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

  (d) (i) A Holder may also surrender for conversion a Security or portion of a Security during the five Business Day period following any consecutive five trading-day period in which the average of the trading prices for a Security is less than 98% of the average Parity Value (as defined below) for that period.

          The "trading price" of a Security as of any date (each such date a "date of determination") means the average of the secondary market bid quotations per Security obtained by U.S. Bank National Association for $5,000,000 principal amount of Securities at approximately 3:30 p.m., New York City time, on such date of determination from two independent nationally recognized securities dealers designated by the Company to the Trustee at any time the Company instructs the Trustee to determine the trading price; provided that if at least two such bids cannot reasonably be obtained by U.S. Bank National Association, but one such bid can reasonably be obtained by U.S. Bank National Association, this one bid shall be used. If U.S. Bank National Association cannot reasonably obtain at least one such bid for $5,000,000 principal amount of Securities from a nationally recognized securities dealer or, in the reasonable judgment of the Company, the bid quotations are not indicative of the secondary market value of the Securities, then the trading price of a Security will be deemed to be less than 98% of the product of (a) the then-applicable Conversion Rate of the Securities multiplied by (b) the Closing Sale Price on such date of determination; provided that the Trustee shall not determine the trading price of the Securities unless requested by the Company; and provided, further, that the Company shall have no obligation to make such request unless a holder of Securities provides the Company with reasonable evidence that the trading price of the Securities for a five consecutive day trading period may be less than 98% of the average Parity Value for that period; and at which time, the Company shall instruct the Trustee to determine the trading price of the Securities for the applicable period. The Trustee shall continue to determine the trading price of the Securities on each successive trading day until the earlier of (i) 30 trading days after the date that the Company instructs the Trustee to determine the trading price and (ii) the first date of determination as of which the trading price is greater than or equal to 98% of the Parity Value of the Securities for such date of determination. The Trustee shall be entitled to select the appropriate method for determining the trading price of the Securities and shall be entitled to all of the rights of the Trustee set forth in the Indenture in connection with any such determination. Any such determination shall be conclusive absent manifest error. The "Parity Value" of a Security on any date of determination means the product of (x) the Closing Sale Price on such date and (y) the Conversion Rate then in effect.

          (ii) With respect to this paragraph 8(d), if on the day before the Conversion Date the Closing Sale Price is greater than 100% of the Conversion Price then in effect but equal to or less than the 120% of the Conversion Price then in effect, then the Holders will receive, in lieu of a Conversion Value based on the Conversion Rate then in effect, a Conversion Value equal to the principal amount of the Securities to be converted, plus accrued and unpaid interest, if any, up to the Conversion Date (a "Principal Value Conversion").

        (e)   In the event that the Company declares a dividend or distribution described in Section 10.7 of the Indenture, or a dividend or a distribution described in Section 10.8 of the Indenture where the fair market value of such dividend or distribution per share of Common Stock, as determined in the Indenture, exceeds 10% of the Closing Sale Price as of the Business Day prior to the date of declaration for such distribution, a Holder may surrender for conversion a Security or a portion of a Security during the period beginning on the date the Company gives notice to the Holders of such right, which shall be not less than 20 days prior to the Ex-Dividend Time for such dividend or distribution, and ending on the earlier to occur of (i) the close of business on the Business Day prior to the Ex-Dividend Time or (ii) the announcement by the Company that such distribution will not take place.

        (f)    A Holder may also surrender for conversion a Security or portion of a Security during such period, if any, if (i) the credit rating assigned to the Company's long term senior debt, or if the Securities are then rated, the rating assigned to the Securities, by Standard & Poor's is below BBB and by Moody's is below Baa3, (ii) the credit rating assigned to the Company's long term senior debt or, if the Securities have been rated, the rating assigned to the Securities, by both such rating agencies is suspended or withdrawn, or (iii) neither such rating agency is rating the Company's long term senior debt or, after the Securities have been rated, the Securities.

        (g)   In the event the Company is a party to a consolidation, merger or binding share exchange, as set forth in Section 5.1 of the Indenture, pursuant to which the shares of Common Stock would be converted into cash, securities or other property as set forth in Section 10.15 of the Indenture, a Holder may surrender for conversion a Security or portion of a Security during the period beginning on the day after the date which is 15 days prior to the date the Company announces as the anticipated effective time of such transaction and ending on the date that is 15 days after the date such transaction is consummated.

        (h)   During the period beginning 10 days before the anticipated Effective Date of a Change in Control and until the Change in Control Purchase Date, a Holder may surrender Securities for conversion. If, during such period, a Holder converts any Securities in connection with a Change in Control, the Holder shall receive:

          (i) the Make Whole Premium, if any, which will be in an amount determined as set forth in Article XI on the Change in Control Purchase Date for the Securities after the Change in Control as described in Section 3.8 of the Indenture; plus

          (ii) the Conversion Value, with the Net Share Amount to be paid with the number of shares of Common Stock into which such Holder's Securities are convertible (if the Securities are surrendered for conversion prior to the record date for receiving distributions in connection with a Change in Control, or if earlier, the effective time of the Change in Control) or the kind and amount of cash, securities and other assets or property which such Holder would have received if the Holder had held the number of shares of Common Stock into which the Securities were convertible immediately prior to the transactions (if Securities are surrendered for conversion after such record date or effective time, as the case may be); plus

          (iii) accrued but unpaid interest, if any, to, but excluding the Conversion Date, which interest will be payable in cash.

        (i)    To surrender a Security for conversion, a Holder must (1) complete and manually sign the irrevocable conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents and (4) pay any transfer or similar tax, if required.

        (j)    A Holder may convert a portion of a Security if the principal amount of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the shares of Common Stock except as provided in the Indenture. Except as provided in Paragraph 1 and Paragraph 8(h) hereof, delivery of the Principal Return, Net Shares and cash in lieu of fractional shares shall be deemed to satisfy the Company's obligation to pay the principal amount of a converted Security and accrued but unpaid interest thereon and accrued interest will be deemed paid in full rather than cancelled, extinguished or forfeited. The Company will not adjust the Conversion Rate to account for accrued interest.

        (k)   The Conversion Rate will be adjusted as provided in Article X of the Indenture. The Company may increase the Conversion Rate for at least 20 days, so long as the increase is irrevocable during such period.

        (l)    If the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets as set forth in Section 5.1 of the Indenture, or upon certain distributions described in Section 10.8 of the Indenture, the right to convert a Security may be changed into a right to convert its Conversion Value into securities, cash or other assets of the Company or another Person as more fully set forth in the Indenture.

        9.    Denominations; Transfer; Exchange.

        The Securities are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Purchase Notice or Change in Control Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

        10.    Persons Deemed Owners.

        The registered Holder of this Security may be treated as the owner of this Security for all purposes.

        11.    Unclaimed Money or Securities.

        The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

        12.    Trustee Dealings with the Company.

        Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

        13.    Calculations in Respect of Securities.

        The Company will be responsible for making all calculations called for under the Securities, except for such calculations made by the Reset Rate Agent. These calculations include, but are not limited to, determinations of the market prices of the Securities and the Common Stock, any interest payable on the Securities, the principal amount of the Securities and the Conversion Price of the Securities. The Company will make these calculations in good faith and, absent manifest error, the calculations will be final and binding on Holders of the Securities. The Company will provide to the Trustee a schedule of its calculations, and the Trustee is entitled to rely upon the accuracy of such calculations without independent verification. The Trustee will forward the Company's calculations to any Holder of the Securities upon the request of such Holder.

        14.    No Recourse Against Others.

        A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

        15.    Authentication.

        This Security shall not be valid until an authorize signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

        16.    Abbreviations.

        Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

        17.    GOVERNING LAW.

        THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

  Chiron Corporation
  4560 Horton Street
  Emeryville, CA 94608

        18.    Registration Rights.

        The Holders of the Securities are entitled to the benefits of a Registration Rights Agreement, dated as of June 22, 2004, between the Company and Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated (the "Registration Rights Agreement"), including the receipt of liquidated damages upon a registration default (as defined in such agreement).

ASSIGNMENT FORM

To assign this Security, fill in the form below:
I or we assign and transfer this Security to:

(Insert assignee's soc. sec. or tax ID no.):

(Print or type assignee's name, address and zip code)
And irrevocably appoint
agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.
Date:
Your Signature:
(Sign exactly as your name appears on the other side of this Security)
Signature Guaranteed
Participant in a Recognized Signature Guarantee Medallion Program
By:	Authorized Signatory

CONVERSION NOTICE

To convert this Security into shares of Common Stock of the Company, check the box ☐
To convert only part of this Security, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):
If you want the stock certificate made out in another Person's name fill in the form below:

(Insert the other Person's soc. sec. tax ID no.)

Print or type other Person's name, address and zip code)

QuickLinks

  Exhibit 4.09
FACE OF GLOBAL SECURITY
ASSIGNMENT FORM
CONVERSION NOTICE